Exhibit 10.3


            SECOND AMENDMENT, dated as of July 1, 2001 (the "Second Amendment"), to the Investment Advisory Agreement (the "Agreement"), dated as of March 27, 1998 between Anthracite Capital, Inc., a Maryland corporation
(the "Company"), and BlackRock Financial Management, Inc., a Delaware corporation (the "Manager"), as amended by that (i) certain First Amendment, dated as of January 1, 2001 between the Company and the Manager; and (ii) certain letter agreement dated May 5, 2000 between the Company and the Manager.

                               R E C I T A L S

            Section 12 of the Agreement provides, among other things, that the Company and the Manager may amend the Agreement, if, but only if, such amendment is in writing and is signed by the parties thereto.

            The Company and the Manager hereby enter into this Second Amendment pursuant to Section 12 of the Agreement, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged.

            All things necessary to make this Second Amendment a valid agreement between the Company and the Manager in accordance with its terms have been done.

            In the event that any term or provision contained herein shall conflict or be inconsistent with any provision contained in the Agreement, the terms and provisions of this Second Amendment shall govern.

            All terms used in this Second Amendment which are defined in the Agreement have the meanings assigned to such terms in the Agreement.


                                  ARTICLE I

                                  AMENDMENTS

            Section 1.1 Amendment and Restatement of Section 5(a) of the Agreement.

            Section 5(a) of the Agreement is hereby Amended and Restated as follows:

            "(a) Commencing with the first fiscal quarter after the Closing Date, the Company agrees to pay to the Manager and the Manager agrees to accept as full compensation for all services rendered by the Manager as such,
(i) a quarterly base management fee calculated as a percentage of the Average Invested Assets of the Company on the last business day for which market quotations are available of each calendar quarter and equal to 1% per annum of such Average Invested Assets rated lower than BB- or not rated, 0.75% of such Average Invested Assets rated BB- through BB+, and 0.20% of such Average Invested Assets that are rated above BB+ and (ii) incentive compensation for each fiscal quarter in an amount equal to the product of (A) 25% of the dollar amount by which (1)(a) Funds From Operations of the Company (before incentive fee) per share of Common Stock (based on the weighted average number of shares outstanding) plus (b) gains (or minus losses) from debt restructuring and sales of property per share of Common Stock (based on the weighted average number of shares outstanding), exceed (2) an amount equal to
(a) the weighted average of the price per share of the initial offering and the prices per share of any secondary offerings of Common Stock by the Company multiplied by (b) the greater of: (i) 9.5% or (ii) the U.S. Treasury Rate plus 3.5% per annum (expressed as a quarterly percentage) multiplied by
(B) the weighted average number of shares of Common Stock outstanding during such quarter. Notwithstanding the foregoing, no payment of any portion of the incentive compensation provided for in clause (ii) above that is attributable to net capital gains of the Company prior to the end of the first full fiscal quarter of the Company's operations following any minimum calculation period longer than a quarter or other time period required by Rule 205-3 of the Investment Advisers Act of 1940 at the time of such calculation, shall accrue or be payable until completion of such fiscal quarter, at which time the cumulative net capital gains of the Company through the end of such quarter shall be computed and incentive compensation shall be paid on such net gains at the rate provided in clause (ii) above and after which time the net capital gains includible in clause (ii) above for each quarter shall be the excess of such net capital gains for such minimum calculation period through the end of such quarter (the "Total Period") over the net capital gains (if any) for the portion of the Total Period other than such quarter. For any period less than a quarter during which this Agreement is in effect, the fee shall be prorated according to the proportion which such period bears to a full quarter of 90, 91 or 92 days, as the case may be."


                                 ARTICLE II

                                MISCELLANEOUS

            Section 2.1 Governing Law. This Second Amendment shall be construed in accordance with the laws of the State of New York for contracts to be performed entirely therein without reference to choice of law principles thereof.

            Section 2.2 Severability. The invalidity or unenforceability of any provision of this Second Amendment shall not affect the validity of any other provision, and all other provisions shall remain in full force and effect.

            Section 2.3 Counterparts. This Second Amendment may be signed by the parties in counterparts which together shall constitute one and the same agreement among the parties.

            Section 2.4 Ratification of the Agreement. As amended by this Second Amendment, the Agreement is in all respects ratified and confirmed and the Agreement as so amended by this Second Amendment shall be read, taken and construed as one and the same instrument.

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                                  SIGNATURES

            IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be duly executed all as of the date first written above.


                                   ANTHRACITE CAPITAL, INC.

                                   By:  /s/  Hugh R. Frater
                                        --------------------------------
                                   Name:   Hugh R. Frater
                                   Title:  President and Chief Executive Officer


                                   BLACKROCK FINANCIAL MANAGEMENT, INC.

                                   By: /s/  Laurence D. Fink
                                        --------------------------------
                                   Name:  Laurence D. Fink
                                   Title: Chairman and Chief Executive Officer